UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2011

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

885 West Georgia Street, Suite 2200
Vancouver, B.C. V6C 3E8
604-687-5800
Telephone number, including
Area code

6400 South Fiddlers Green Circle, Suite 950
Greenwood Village, CO 80111
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On February 25, 2011 the consulting agreement (the “Agreement”) between a consulting company controlled by Greg Hahn and Metalline Mining Company (the “Company”) was terminated.  The Agreement (as later amended) set forth the terms pursuant to which Mr. Hahn was serving as the Company’s interim Chief Executive Officer and President.  The Agreement was terminated as a result of the Company appointing a new person to permanently serve in those capacities.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Changes

As described in Item 1.02 above, on February 25, 2011 Greg Hahn ceased serving as the Company’s Chief Executive Officer and President.  Mr. Hahn had served in those capacities on an interim basis since July 1, 2010.  Mr. Hahn will continue to serve on the Board of Directors through the Company’s upcoming annual meeting of shareholders.

On February 25, 2011 Timothy Barry was appointed to serve as the Company’s Chief Executive Officer and President.  Then on March 2, 2011 Mr. Barry was appointed to serve on the Company’s Board of Directors.  Mr. Barry has served as the Company’s Vice President of Exploration since September 2010.  Except for his employment agreement described below and compensation previously provided by the Company, Mr. Barry is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K.

Effective September 1, 2010, Mr. Barry entered into an employment agreement with the Company pursuant to which he receives a base salary of $650 per day and is eligible for a bonus of up to $150 per day if certain performance targets are met.  The severance terms of the employment agreement provide that upon a termination of employment by the Company without cause, Mr. Barry is entitled to receive a severance payment equal to twelve months salary. Mr. Barry’s employment agreement does not contain any change in control provisions.  Mr. Barry’s employment agreement had an initial term through December 31, 2010 and is now being continued on a month to month basis.  This agreement continues in place under his title of President and Chief Executive Officer.  Additionally, upon being appointed Chief Executive Officer and President Mr. Barry was granted an option to acquire 250,000 shares of Company common stock.  The option is exercisable for a five year term and is subject to a vesting schedule.

Between 2006 and August 2010 Mr. Barry spent five years working as Chief Geologist in West and Central Africa for Dome Ventures Corporation (“Dome”), a Company wholly owned subsidiary since April 2010. During this time, Mr. Barry managed all aspects of Dome's exploration programs, as well as overseeing the corporate compliance of Dome's various subsidiaries, and served as a liaison and community relations with the government and local population. Mr. Barry also served on Dome’s Board of Directors. In 2005 Mr. Barry worked as a project geologist in Mongolia for Entree Gold, a company which has a significant stake in the world class Oyu Tolgoi.  Between 1998 and 2005 Mr. Barry also worked as an exploration geologist for Ross River Minerals on its El Pulpo copper/gold project in Sinaloa, Mexico, and Canabrava Diamonds on its exploration programs in the James Bay lowlands in Ontario, Canada, and as a mine geologist for Homestake on the Plutonic Gold Mine in Western Australia. Mr. Barry has also worked as a mapping geologist for the Geological Survey of Canada in Coast Mountains, near Bella Coola in British Columbia Canada, and as a research assistant at the University of British Columbia examining the potential of CO2 sequestration in Canada using ultramafic rocks. Mr. Barry received a BSc from the University of Otago in Dundein New Zealand, and is a registered geologist (AusIMM).  Mr. Barry also serves on the Board of Directors of Acme Resources, a junior exploration company listed on the Toronto Stock Exchange and is involved in several private technology companies that work in the data backup and insurance industry.

Board of Directors – Slate for Election

The Company is holding its annual meeting of shareholders on April 20, 2011.  One of the proposals to be submitted to the shareholders will be the election of directors.  Three persons currently serving on the Board of Directors will not stand for reelection at the meeting, being Robert Kramer, Wesley Pomeroy and Greg Hahn.  None of Messrs. Kramer, Pomeroy or Hahn expressed a disagreement with any Company practice or policy that resulted in their not standing for reelection.  The slate of directors to stand for election at the upcoming annual meeting of shareholders was determined by the Company’s Corporate Governance and Nominating Committee and Board of Directors at meetings held on February 22 and 25, 2011.

Item 8.01 Other Events

On March 3, 2011 the Company issued a news release regarding the management changes described in this Form 8-K. A copy of that news release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

99.1           News Release dated March 3, 2011.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: March 3, 2011	/s/ Robert Devers
Name: Robert Devers
Title: Chief Financial Officer